Exhibit 23





                        CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
SMTEK International, Inc.:


We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-02969 and 333-31349) and the Registration Statements on Form S-8 (Nos. 33-74400, 333-08689, 333-72139, 333-44612, 333-49954 and 333-
49956) of SMTEK International, Inc. of our report dated August 10, 2001, except as to the second paragraph of Note 5 which is as of September 24, 2001, relating to the consolidated balance sheets of SMTEK International, Inc. and subsidiaries as of June 30, 2001 and 2000 and the related consolidated statements of operations, cash flows, and stockholders' equity and comprehensive income (loss) for each of the years in the three-year period ended June 30, 2001, which report appears in the SMTEK International, Inc. 2001 Annual Report on Form 10-K.


/s/ KPMG LLP

Los Angeles, California
September 24, 2001